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                                                                   EXHIBIT 3.1.9

                    CERTIFICATE OF AMENDMENT AND RESTATEMENT
                         OF CERTIFICATE OF INCORPORATION
                                       OF
                          DYNAMICWEB ENTERPRISES, INC.

         Pursuant to the provisions of N.J.S.A. 14A:9-5(5), the undersigned corporation, for the purpose of amending and restating its Certificate of Incorporation, hereby executes this Certificate:

         1. The name of the corporation is DynamicWeb Enterprises, Inc. (the "Corporation").

         2. The Amended and Restated Certificate of Incorporation of the Corporation (the "Amended and Restated Certificate"), as adopted by the Board of Directors and shareholders of the Corporation, is attached hereto in full as Exhibit "A."

         3. The Amended and Restated Certificate was approved and adopted, pursuant to the provisions of N.J.S.A. 14A:9-5(3), by the Corporation's shareholders, at a meeting duly called and held on June 12, 1997.

         4. There were 7,667,270 shares of the common stock, $.0001 par value (the "Common Stock"), of the Corporation entitled to vote on the approval and adoption of the Amended and Restated Certificate, of which 4,937,189 shares were voted for approval of the Amended and Restated Certificate and no shares were voted against such approval.

         5. The Amended and Restated Certificate provides for a reverse stock split (the "Reverse Split"), pursuant to which each share of Common Stock outstanding on the effective date (the "Effective Date") of the Amended and Restated Certificate will be converted into 0.2608491 of one share (the "New Common Stock"). No fractional shares or scrip will be issued; rather, shareholders who would otherwise be entitled to a fractional share as a result of the Reverse Split will receive cash in an amount equal to the fraction multiplied by the average of the mean between the high and low bid quotation per share for the Common Stock for the ten trading days immediately preceding the Effective Date. As soon as practicable after the Effective Date, the shareholders of the Corporation will be notified and requested to surrender their certificates representing shares of Common Stock to the Corporation's transfer agent so that certificates representing the appropriate number of shares of New Common Stock, together with a cash payment in lieu of any fractional share, may be issued in exchange therefor.



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         6. The Effective Date shall be January 9, 1998 at 12:01 A.M.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by a duly authorized officer as of the 5th day of January, 1998.

                                              DYNAMICWEB ENTERPRISES, INC.

                                              BY /s/ Steve L. Vanechanos, Jr.
                                                -------------------------------
                                                Steve L. Vanechanos, Jr.,
                                                Chairman


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